[LOGO]

                                                                 Jan 29th, 1999

Mr. Scott Yetter
16 E. Chestnut Hill Ave.
Philadelphia, PA 19118


Dear Scott:

On behalf of Impresse Corporation (the "Company"), I am pleased to offer you the position of Vice President, Americas Sales & Marketing. You will report to the President & CEO.

The terms of your employment are as follows:

- Base Salary: Your base salary shall be $150,000 per year, payable semi-monthly in amounts of $6,250 in accordance with customary Company payroll procedures (including compliance with applicable US withholding and other US laws) as the same currently exists or may exist in the future. Your position is classified as "exempt" and you will note be eligible for overtime pay.

- Quarterly Bonus: You will receive a quarterly bonus based on accomplishment of MBO's which will include revenue goals. At target (i.e. 100% accomplishment of goals), your quarterly bonus amount will be $37,500. The Company will require you to propose MBO's at least 4 weeks before the end of the fiscal year, and they will be subject to approval by the President & CEO as well at the Board of Directors. Your bonus will be in accordance with customary Company payroll procedures (including compliance with applicable US withholding and other laws) and will be paid four times per year, 4 weeks after end of each fiscal quarter (currently, the Company's fiscal year ends on Dec 31). For FY99, your bonus will be calculated based on the goals set out in Appendix A. Any outstanding draws will be deducted before bonuses are paid to you.

- Non-recoverable Draw: Each year, you will receive a $24,000 draw against your annual bonus. The draw will be payable semi-monthly in amounts of $1,000 in accordance with customary Company payroll procedures (including compliance with applicable US withholding and other US laws) as the same currently exists or may exist in the future. The draw will be deducted from your annual bonus payment. If you leave the company for any reason, you will not need to return unpaid draws.

- Incentive Stock Options: Company management will recommend to the Board of Directors that you be granted a stock option (the "Stock Option") entitling you to purchase up to 300,000 shares of Company Common Stock.
    The number of shares purchasable pursuant to the Stock Option shall vest as to 1/4th upon the one-year anniversary of your employment start date, and thereafter as to 1/48th at the end of each calendar month until the Stock Option is fully vested (such that the entire Stock Option shall be vested approximately four years after your employment start date). The Stock Option will be an incentive stock option to the extent permitted by applicable law. The grant of the Stock Option is subject in all respects to the approval of the Board of Directors and the terms of the Company's 1997 Stock Option Plan. You will also be granted 25,000 additional stock options if you accomplish 125% of your License and Service Fee Goals as set out in Appendix A. Upon achieving 150% of your goals, you will be granted yet another 25,000 stock options. The grant of the additional stock options is subject in all respects to the approval of the Board of Directors and the terms of the Company's 1997 Stock Option Plan. The strike price of the options will equal the price of each Common share at the time of the grant (in other words, the "Fair Market Value as determined by the Board of Directors"). This offer of additional options is valid only for FY99.

- 83(b) Election: The Company will offer you an opportunity to perform an 83(b) election for your stock options shares. If you wish, the Company will also offer you a loan to help finance the purchase of these shares. Note that you will need to secure the loan with personal assets in order to not invalidate your 83(b) election.

- Evergreen Program: The Company intends to offer additional shares to current employees as part of an "evergreen" program. If and when these shares are offered, you will be eligible to participate in the program.

- Benefits: The Company will offer you the same basic employment benefits that are available to all Company US employees, as the same currently exists or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

- Relocation: As and when the President & CEO and you mutually deem it necessary and you agree to relocate your residence to the California Bay Area, the Company will grant you a relocation allowance of $100,000 to move your personal effects and to pay for home selling and buying costs for your primary residence only. You may be required to submit proof of expenses in order to claim all or part of this allowance. The Company cannot compensate you for differences in real estate prices as the same currently exist or may exist in the future. If you resign from the company at your own choice within one year from the date you start employment, you will need to repay this relocation allowance. If you are terminated with or without cause, you will not need to repay this allowance.

- At-Will Employment: You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes "at-will" employment. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or yourself.

- Severance Pay: If you are terminated with or without cause, you will be eligible to receive 6 months' base salary. If you resign from the company at you own choice, you will not be eligible for any severance pay. If you have not relocated to the California Bay Area within a reasonable period of time, you will not be eligible for any severance pay.

- Employment Terms: This offer of employment is contingent upon your signing and returning to the Company on or before your employment start date, the attached "Confidential Information and Invention Assignment Agreement." Please note that this offer letter and the attached agreement set forth the entire agreement and understanding between you and the Company regarding your employment relationship and supersedes any other written or oral representation or promise.

- Start Date: Your start date will be on or around February 15th 1999. Please indicate your acceptance of this offer letter by signing and returning a copy of this letter on or before Jan 30th 1999.

Scott, we are very excited at the prospect of your joining Impresse. We look forward to your enthusiastic efforts in building a great company.


                                               Very truly yours,

                                               /s/ Siva Kumar
                                               ----------------------------
                                                                  Siva Kumar
                                               Nimish Mehta           For
                                               President & CEO    Nimish Mehta.


Agreed and Accepted:

I accept this offer of employment on the terms stated above.


/s/ Scott Yetter                              1/30/99
------------------------------------       -------------
Scott Yetter                               Date

                            APPENDIX A

                    FY99 GOALS FOR SCOTT YETTER

QUARTERLY GOALS

- Quarter ending 3/31: Based on MBO's determined jointly by you and the CEO and services quota of $0, license fee quota of $0 for a bonus of $18,750.

- Quarter ending 5/31: Based on MBO's determined jointly by you and the CEO services quota of $0, license quota of $0 for a bonus of $37,500.

- Quarter ending 9/30: Based on achievement of a services quota of $1,100,000 and a license fee quota of $2,100,00 for a total bonus of $37,500.

- Quarter ending 12/31: Based on achievement of a services quota of $1,100,000 and a license fee quota of $2,100,00 for a total bonus of $37,500.

FY99 LICENSE FEE AND SERVICES GOALS

              SERVICES                LICENSE FEE      TOTAL
1Q99          $0                      $0               $0
2Q99          $0                      $0               $0
3Q99          $1,100,000              $2,100,000       $3,200,000
4Q99          $1,100,000              $2,100,000       $3,200,000

LICENSE FEE QUOTA: $4.2M
SERVICES QUOTA: $2.2M


FY99 COMMISSION SCHEDULE BASED ON REVENUE BOOKED:

Up to License Revenue Booked of $4.3M; 2.5% of Revenue
All additional Revenue Booked above $4.3M; 3.75%

Plus

2% of Services billed